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Exhibit 99.1

MAGNETEK ANNOUNCES FISCAL 2003 SECOND QUARTER RESULTS

  •
  2Q '03 revenue was $51.3 million, up 9% from 2Q '01 and up sequentially 20% from 1Q '03.
  •
  Previously announced asset impairment charges accounted for 97% of $1.71 per share net loss.
  •
  Balance sheet remains strong, with under $10 million in debt and over $120 million in equity.

LOS ANGELES, CA, JANUARY 31, 2003—Magnetek, Inc. (NYSE: MAG) today announced its results for the second quarter and first half of fiscal 2003, ended December 31, 2002. Revenue for the second quarter was $51.3 million, up 9% from $47.1 million in the second quarter of fiscal 2002 and up 20% from $42.8 million in the first quarter of fiscal 2003. The Company reported a net loss of $1.71 per share in the second quarter of fiscal 2003, $1.66 of which was attributable to non-cash asset value impairment charges, versus net income of $.02 per share in the second quarter of fiscal 2002.

Revenue in the first half of fiscal 2003 was $94.1 million, down 5% from $99.5 in fiscal 2002 as a result of low first-quarter sales. The Company lost $1.04 in the first half, also attributable primarily to second-quarter asset value impairment charges, against net income of $.07 a share in the first half of fiscal 2002.

"We are especially encouraged by our sequential 20% revenue growth in the second quarter," said Magnetek's chief executive, Andrew Galef. "While telecom sales remained weak, consumer products, our fastest growing market, should continue to get bigger because we have just started shipping 'smart appliance modules' for clothes washers, digital power packs for flat screen TVs and electronic controls for 'I-Bot' wheelchairs, all of which are expected to ramp up rapidly in 2003. In fact, demand for our embedded power products has been increasing in all of our major OEM markets since the beginning of the calendar year. We are now booking over $3 million per week in new orders for OEM power products alone."

Not including asset value impairment charges, Magnetek's pro-forma (non-GAAP) net loss in the second quarter of fiscal 2003 amounted to $0.05 per share. Pro-forma gross profit was $10.9 million, equal to gross profit in the same period a year earlier. Due to increased R&D expenses and SG&A costs, aggregating $12.6 million versus $10.3 million in the prior-year quarter, the Company incurred a pro-forma operating loss of $1.6 million against operating income of $0.7 million the year before. Magnetek's pro-forma net loss in the first half of fiscal 2003 was $0.11 per share. Pro-forma gross profit was $20.7 million (22% of revenue) against $22.8 million (23% of revenue) in the first half of fiscal 2002. The Company incurred a pro-forma operating loss of $3.8 million in the first half versus operating income of $2.3 million the year before, also due to increased R&D and SG&A costs.

"We are investing more in R&D to develop 'smart' products that differentiate Magnetek from our competitors, and as previously disclosed we have been spending more on sales to develop channels to market for these new modular power product lines. This includes sales through distribution, which represents a totally new marketing channel for Magnetek," Mr. Galef said. "These investments should enable us to gain market share, adding to our sales volume whether or not the business climate improves.

"We continued to cut operating and administrative costs in the first half of fiscal 2003, reducing overall headcount by 5% even as we grew a new factory in China. As currently configured, not including currency effects, our revenue break-even point is between $55 and $60 million per quarter. Going forward, we hope to exceed break-even through market share gains and by making further cost cuts wherever possible without compromising competitiveness."

Commenting on major markets served by Magnetek, Mr. Galef said, "Our industrial markets remain steady. Telecom markets for DC power systems remain weak in both North America and Europe. However, Communications and Information Technology markets for our embedded power supplies appear to be firming. Consumer products represent our fastest growing market in both sales volume and application diversity, reflecting rapid penetration of digital electronic controls into consumer goods ranging from kitchen appliances to high-end power tools.

"In the alternative energy market we are making an important strategic transition from fuel-cell power conditioners only to power electronic platforms for solar, wind and micro-turbine generators as well. Although significant volume increases are not anticipated until fiscal 2004, our customer base and future growth potential are expanding exponentially. And our other markets, such as transportation and industrial processing, altogether have grown from $8 million last fiscal year to an annual order run-rate of nearly $15 million today," Mr. Galef said.

While Magnetek's book-to-bill ratio was 0.86:1 during the second fiscal quarter, such a ratio is not unusual in the December period, according to Mr. Galef. During January, book-to-bill improved to better than 1.1:1, again fairly typical in the first month of a new calendar year. With limited visibility, and pending new developments in the Middle East, the Company expects its third-quarter operating results to be about the same as its pro-forma results in the second quarter.

As announced a week ago*, Magnetek recently completed asset value impairment tests in accordance with Statements of Financial Accounting Standards Nos. 142 and 144. Results of these tests indicated Goodwill impairment of $33.4 million associated exclusively with telecom power businesses acquired by the Company in 2000 and 2001. In connection with the Goodwill impairment tests and in light of on-going weakness in the telecom market, it was further determined that additional reserves of $5.6 million should be recorded for impairment in the value of accounts receivable, inventories and fixed assets associated with the acquired operations. These charges, totaling $39.0 million or $1.66 per share, are included in Magnetek's fiscal 2003 second-quarter results.

Mr. Galef noted that, although the asset impairment charges are non-cash in nature, they prompted one of Magnetek's banks to question whether the Company is in default under its debt covenants. "We currently have less than $5 million drawn on our $40 million domestic credit line," Mr. Galef pointed out, "and our banks are working with us to address this issue. With access to cash balances in Europe and a debt-to-equity ratio of less than 0.1-to-1, we expect to resolve the situation shortly." The Company had no amounts outstanding under its credit line at the end of the second quarter.

This morning, at 11:00 a.m. Eastern time, Mr. Galef and other members of management will host a conference call with analysts and investors to discuss Magnetek's second quarter results. The call will be available on the Internet via V-Call www.vcall.com and on Magnetek's website www.magnetek.com. Those interested in listening should register 10 minutes early to download and install any necessary audio software. For those who cannot listen to the live webcast, a replay will be available on the "Investor Information" page of Magnetek's website through February 7, 2003.

Magnetek, Inc. manufactures digital power supplies and systems used in distributed power generation, industrial controls, medical electronics, semiconductor processing, consumer products, transportation, communications, information technology and other applications requiring highly reliable, precise, energy-efficient power. The Company operates manufacturing and research facilities in North America, Europe and Asia, employs approximately 1,500 people and reported total revenue of $188 million in fiscal 2002, ended on June 30, 2002.

*
See Magnetek News, Friday January 24, 2003: http://www.magnetek.com/corpInfNews.htm

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for the second half of the fiscal year ending June 30, 2003 and expectations regarding anticipated recovery in certain markets served by the Company. These forward-looking statements are based on the Company's expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include unanticipated financial results of operations, audit-related findings and their effect on the Company's expected financial results, the lack of certainty as to when and how market recoveries may manifest themselves and the actual effect such recoveries will have on the Company. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended December 31, (Unaudited)		Six months ended December 31, (Unaudited)
Results of Operations:
	2002	2001	2002	2001
Net sales	$51,268	$47,087	$94,094	$99,543
Cost of sales(1)	45,026	36,156	78,068	76,772

Gross profit	6,242	10,931	16,026	22,771
Research and development	2,945	2,326	5,458	4,765
Selling, general and administrative	9,612	7,947	19,076	15,738
Gain from termination of retiree medical plan	—	—	(27,771)	—
Asset impairment(2)	34,358	—	34,358	—

Income (loss) from operations	(40,673)	658	(15,095)	2,268
Interest and other (income) expense	233	(90)	419	(226)

Income (loss) before provision for income taxes	(40,906)	748	(15,514)	2,494
Provision (benefit) for income taxes	(721)	284	8,928	948

Net income (loss)	$(40,185)	$464	$(24,442)	$1,546

Per common share:
Net income (loss) per common share—basic	$(1.71)	$0.02	$(1.04)	$0.07

Net income (loss) per common share—diluted	$(1.71)	$0.02	$(1.04)	$0.07

Weighted average shares outstanding
Basic	23,518	22,519	23,515	22,531
Diluted	23,518	22,600	23,515	22,793

  (1)
  Includes $4.7 million charge for telecom-related inventory in periods ended December 31, 2002

  (2)
  Includes $33.4 million charge for telecom-related goodwill, $0.6 million for fixed assets, and $0.3 million for accounts receivable
Balance Sheet Data:			December 31, 2002	June 30, 2002
Working Capital (excluding current portion of LTD)			$48,890	$56,508
Total Assets			254,890	304,891
Total long-term debt (including current portion)			3,818	4,124
Common stockholders' equity			120,295	142,819
Other Data:
Depreciation and amortization	$2,406	$2,261	$4,581	$4,497
Capital expenditures	$1,573	$2,514	$2,704	$4,314

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands)

	December 31, 2002	June 30, 2002
Cash	$2,989	$4,816
Accounts receivable	39,595	41,532
Inventory	40,056	45,338
Prepaid and other	8,804	8,767

Total current assets	91,444	100,453
Net PP&E	30,538	31,973
Goodwill	59,729	95,533
Prepaid pension and other assets	73,179	76,932

Total assets	$254,890	$304,891

Accounts payable	$27,104	$25,386
Accrued liabilities	15,450	18,559
Current portion of long-term debt	436	407

Total current liabilities	42,990	44,352
Long-term debt, net of current portion	3,382	3,717
Other long-term obligations	80,716	114,003
Deferred income taxes	7,507	—
Common stock	236	236
Paid in capital in excess of par value	106,385	106,216
Retained earnings	91,361	115,803
Accumulated other comprehensive loss	(77,687)	(79,436)

Total stockholders' equity	120,295	142,819
Total liabilities and equity	$254,890	$304,891

Magnetek, Inc.
Pro Forma Consolidated Results of Operations
Excluding Non-Recurring Items (1)
(in thousands except per share data)

	Three months ended December 31, (Unaudited)		Six months ended December 31, (Unaudited)
Results of Operations:
	2002	2001	2002	2001
Net sales	$51,268	$47,087	$94,094	$99,543
Cost of sales	40,347	36,156	73,389	76,772

Gross profit	10,921	10,931	20,705	22,771
Research and development	2,945	2,326	5,458	4,765
Selling, general and administrative	9,612	7,947	19,076	15,738

Income (loss) from operations	(1,636)	658	(3,829)	2,268
Interest and other (income) expense	233	(90)	419	(226)

Income (loss) before provision (benefit) for income taxes	(1,869)	748	(4,248)	2,494
Provision (benefit) for income taxes	(721)	284	(1,625)	948

Pro forma net income (loss)	$(1,148)	$464	$(2,623)	$1,546

Per common share:
Pro forma net income (loss)—basic	$(0.05)	$0.02	$(0.11)	$0.07

Pro forma net income (loss)—diluted	$(0.05)	$0.02	$(0.11)	$0.07

Weighted average shares outstanding
Basic	23,518	22,519	23,515	22,531
Diluted	23,518	22,600	23,515	22,793

  (1)
  Reconciliation from Net Income (Loss) to Pro Forma Net Income (Loss)
	Three months ended December 31, (Unaudited)		Six months ended December 31, (Unaudited)
	2002	2001	2002	2001
Net income (loss)	$(40,185)	$464	$(24,442)	$1,546
Gain from termination of retiree medical plan	—	—	(27,771)	—
Goodwill impairment	33,442	—	33,442	—
Inventory charge	4,679	—	4,679	—
Fixed asset impairment	577	—	577	—
Accounts receivable charge	339	—	339	—
Provision for taxes on non-recurring gain	—	—	10,553	—

Pro Forma Net income (loss)	$(1,148)	$464	$(2,623)	$1,546

Net income (loss) per share	$(1.71)	$0.02	$(1.04)	$0.07
Pro Forma Net income (loss) per share	$(0.05)	$0.02	$(0.11)	$0.07

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  Exhibit 99.1
MAGNETEK ANNOUNCES FISCAL 2003 SECOND QUARTER RESULTS